March 12, 2010

Dear Fellow Piedmont Stockholder,

Several significant events for Piedmont occurred early in the first quarter of 2010, including the listing of our Class A common stock on the New York Stock Exchange. Enclosed with this letter is your investor statement for the first quarter 2010, your dividend check(s), or your dividend confirmation for the first quarter. The following is some important information that will help explain some of the documents you have received:

Listing on the New York Stock Exchange

As most of you already know, the recapitalization of our common stock into four classes (Classes A, B-1, B-2, and B-3) was approved by stockholders at a special meeting held on January 20, 2010. Subsequently, Piedmont completed the listing of our Class A common stock on the New York Stock Exchange (NYSE) on February 10, 2010. The Class A common shares are traded under the symbol "PDM." Our rationale for listing on the NYSE is discussed in our prospectus dated February 9, 2010, and in our letter to stockholders dated February 16, 2010, both of which are available for review on our Web site at www.piedmontreit.com.

Amount of the Dividend

Assuming you have not sold any of your Piedmont common stock or purchased additional shares since our December 2009 dividend payment, your total first quarter dividend amount is the same as last quarter's total dividend amount (net of the effects of any fractional share disbursement recently made to you). Regardless of the class of Piedmont's common stock (Classes A, B-1, B-2, or B-3), your quarterly dividend amount per common share is $0.315. This dividend amount is equivalent to last quarter's dividend of $0.105 after reflecting the effective one-for-three reverse stock split resulting from the stockholder-approved recapitalization in January 2010.

Multiple Dividend Checks or Multiple Automatic Deposits

Since we now have four classes of common stock, you likely have received four separate dividend checks or four separate electronic deposit notices representing the dividend amount for each class of stock. We apologize for any inconvenience this may cause; however, the number of dividend checks you receive will decline by one each quarter beginning in September, as the respective Class B shares convert into publicly tradeable Class A shares over the next 10 months.

Dividend Reinvestment Plan

Also as a result of our recapitalization and listing, our former dividend reinvestment plan was terminated; therefore, many of you (or your IRA custodian of record) are receiving dividend checks from Piedmont for the first time. Before the second quarter dividend is made, we anticipate introducing a new dividend reinvestment plan which will allow you to elect to reinvest your dividends in Piedmont's publicly traded Class A common stock. Since the terms of the anticipated plan will change somewhat from our former plan, all stockholders will be required to complete new election forms in order to participate in the new plan. We will notify you when the new dividend reinvestment plan's terms are available for your review.

Revised Investor Statement

The new investor statement reflects each class of your Piedmont common stock separately. In the past, the estimated value of your shares was based upon an annual appraisal, and the last time an appraisal was performed was as of December 31, 2008. Since all of your Piedmont common stock will convert into the publicly listed Class A common stock in less than a year, the estimated value of all classes of common shares utilized in the March 2010 investor statement is the closing price on the NYSE of the Class A common stock as of the date of the statement. Please remember that there is no public trading market for our Class B common stock, and it may be difficult for you to sell your shares of our Class B common stock prior to their conversion to Class A common stock over the next 10 months. The value of the Class B shares reported on your investor statement should not be viewed as the amount you would receive in the event that you were to sell your shares or the price at which the Class B shares will trade when they are ultimately listed.

Direct Registration Transaction Advice (DRTA)

In February, Boston Financial Data Services (our transfer agent) mailed all stockholders or their custodians (for some qualified accounts such as IRA's) a DRTA, which reflects the amount of your Piedmont common stock held on our transfer agent's books. Please review your DRTA advice with your financial advisor or broker. The information on the advice will enable your broker to transfer and consolidate your Piedmont common stock into a brokerage account, if you wish.

Company Update

We believe we entered 2010 in a position of strength, with tenant occupancy at 90% as of December 31, 2009, and a solid balance sheet. While 2009 was a challenging year for our country and economy, we are pleased to have successfully executed over two million square feet of leasing during the past year while maintaining a 78% lease renewal rate with quality tenants. We believe the impact of the recession will continue to be felt in 2010 in the commercial office sector, marked by a very competitive leasing landscape and an uncertain acquisition environment. Be assured, all of us at Piedmont are working diligently for the long-term success of the company.

Thank you for your patience as we continue to work through the administrative changes that accompany our new listed status. If you have any questions about your March 2010 quarterly statement or your March dividend, please feel free to contact an Investor Relations Specialist by phone at 800-557-4830, by fax at 770-243-8198, or by e-mail at investor.services@piedmontreit.com.

Sincerely,

/s/ Donald A. Miller, CFA

Donald A. Miller, CFA

Chief Executive Officer

Piedmont Office Realty Trust, Inc.

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws, and Piedmont intends that such forward-looking statements be subject to the safe-harbor provisions. All forward-looking statements are qualified in their entirety by this cautionary statement. Such statements generally can be identified by our use of words such as "may," "will," "can," "intend," "anticipate," "estimate," "think," "continue," or other similar words. Legislative, economic, and financial factors could cause actual results to vary materially from those expressed in forward-looking statements.

11695 Johns Creek Parkway Suite 350 Johns Creek, GA 30097 800.557.4830 www.piedmontreit.com